Exhibit 99.1

NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY ANNOUNCES ENTRY INTO CENTRAL LOUISIANA OIL PLAY

LAFAYETTE, LA – December 20, 2017 - PetroQuest Energy, Inc. (NYSE: PQ) announced today its entry into an oil focused play in central Louisiana targeting the Austin Chalk formation through the execution of agreements to acquire interests in approximately 24,600 gross acres. The leasehold acquisition costs were funded by $8.75 million in proceeds from the sale of certain of the Company’s water disposal assets in East Texas, approximately $6 million of cash on hand and the issuance of 2 million shares of the Company’s common stock. The Company plans to drill its initial horizontal test well during the second quarter of 2018 utilizing data from existing vertical and unfracked horizontal wells in the area and from fracked horizontal wells that are expected to be drilled in the area.

Through geologic and reservoir studies and analysis of results comparing fracked and unfracked horizontal Austin Chalk wells in both Texas and now in central Louisiana, the Company believes that applying modern hydraulic fracturing methods to this formation provides the opportunity to achieve a substantial uplift in recoveries versus vintage unfracked horizontal wells. Based on a comparative analysis between 22 fracked and hundreds of unfracked Austin Chalk wells drilled in Karnes County, Texas, fracked horizontal wells achieved an approximate 500% increase in resource recoveries as compared to unfracked horizontal wells. The average per well recovery for these fracked wells was in excess of 600,000 barrels of oil equivalent.

This acreage position is expected to provide PetroQuest the opportunity to utilize its expertise gained from operating and/or participating in over 600 horizontal wells in multiple resource projects. Since selling its Woodford shale assets in 2015, the Company has shifted its focus to a horizontal Cotton Valley program in East Texas that is estimated to have over 800 horizontal locations. The emerging Austin Chalk play is expected to complement the Company’s growing East Texas operations, and could serve as the catalyst to achieve a balanced commodity mix over the ensuing years through a project that is expected to offer years of inventory.

Management’s Comment

“We are excited to have an early, first mover position in this emerging oil play right in our backyard at a very attractive cost,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “Based on recent well results in the area of our acreage, as well as in South Texas, the application of contemporary horizontal drilling and fracking is showing a material impact on resource recovery from the Austin Chalk formation, which has produced over 1.3 billion barrels of oil since 1902. Our acreage position is expected to provide us with a capital allocation option to grow our oil production, which should complement our gas-weighted Cotton Valley assets in terms of diversifying our future production mix and cash flow. These assets are ideally located with available takeaway options close to the gulf coast refineries and rapidly expanding options for NGLs and associated natural gas that fit with our strategy to focus on assets near these key markets.”

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Texas, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014; our indebtedness and the significant amount of cash required to service our indebtedness; our estimate of the sufficiency of our existing capital sources, including availability under our multi-draw term loan facility; our ability to post additional collateral to satisfy our offshore decommissioning obligations; our ability to fund and execute our Cotton Valley and Austin Chalk development programs as planned; our ability to increase recoveries in the Austin Chalk formation and to increase our overall oil production as planned; our estimates with respect to fracked Austin Chalk wells in Louisiana, including production EURs and costs; our ability to hedge future production to reduce our exposure to price volatility in the current commodity pricing market; our ability to find, develop and produce oil and natural gas reserves that are economically recoverable and to replace reserves and sustain and/or increase production; ceiling test write-downs resulting, and that could result in the future, from lower oil and natural gas prices; our ability to raise additional capital to fund cash requirements for future operations; limits on our growth and our ability to finance our operations, fund our capital needs and respond to changing conditions imposed by our multi-draw term loan facility and restrictive debt covenants; more than 50% of our production being exposed to the additional risk of severe weather, including hurricanes, tropical storms and flooding, and natural disasters; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in laws and governmental regulations as they relate to our operations; the operating hazards attendant to the oil and gas business; the volatility of our stock price; and our ability to meet the continued listing standards of the New York Stock Exchange with respect to our common stock or to cure any deficiency with respect thereto. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. The Company undertakes no duty to update or revise these forward-looking statements.